UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

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WEIS MARKETS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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Notice of Annual Meeting of Shareholders of

WEIS MARKETS, INC.

To Be Held On

APRIL 26, 2012

TO OUR SHAREHOLDERS:

NOTICE IS HEREBY GIVEN that the 2012 Annual Meeting of the Shareholders (the “Annual Meeting”) of Weis Markets, Inc. (the "Company"), will be held on Thursday, April 26, 2012, at 10:00 a.m., Eastern Daylight Time, at the principal executive offices of the Company, 1000 South Second Street, Sunbury, Pennsylvania 17801, for the following purposes:

1.	Election of Directors: To elect six directors to serve, subject to provisions of the by-laws, until the next Annual Meeting of Shareholders or until their respective successors have qualified;

2.	Ratification of Appointment of the Independent Registered Public Accounting Firm: To approve the appointment of the independent registered public accounting firm for the year ending December 29, 2012;

3.	Other Business: To act upon such other business as may properly come before such meeting, or any adjournments or postponements thereof.

The Board of Directors has fixed the close of business on March 2, 2012, as the record date for the Annual Meeting. Only holders of shares of Common Stock of record at that time will be entitled to receive notice and vote at the Annual Meeting, and may vote by proxy (i) on the Internet, (ii) by telephone or (iii) by signing and dating a proxy card and returning it to the Company.

This summary is qualified in its entirety by the detailed information contained within the Proxy Statement.

Important Notice Regarding Availability of Proxy Materials for Weis Markets, Inc.

Annual Meeting of Shareholders to be Held on April 26, 2012

This Proxy Statement, the form of proxy card, the Notice and the Company’s Annual Report on Form 10-K are available at http://www.weismarkets.com/financial.html.

By Order of the Board of Directors,

Jonathan H. Weis
Secretary

March 15, 2012

Sunbury, Pennsylvania

WEIS MARKETS, INC.

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS

This Proxy Statement is being furnished to all shareholders of record as of March 2, 2012, the record date of the Company, in connection with the solicitation of proxies by the Board of Directors (the “Board”) for use at the 2012 Annual Meeting. The Annual Meeting will be held on Thursday, April 26, 2012, at 10:00 a.m. Eastern Daylight Time, at the principal executive offices of the Company, 1000 South Second Street, Sunbury, Pennsylvania 17801.

INFORMATION CONCERNING THE SOLICITATION

The Company is sending an “Important Notice of Availability of Proxy Materials for the Annual Meeting of Shareholders of Weis Markets, Inc.” (the “Notice”) to its shareholders on or about March 15, 2012. The Company is providing access to its proxy materials over the Internet under rules adopted by the Securities and Exchange Commission (the “SEC”) in 2007. All shareholders have the ability to access the proxy materials on the website identified in the Notice or to request a printed copy of proxy materials. The Notice provides instructions on how to access the proxy materials over the Internet, and how to request a printed copy of the proxy materials. This Proxy Statement, the form of proxy card, the Notice and the Company’s Annual Report on Form 10-K are available at http://www.weismarkets.com/financial.html.

Subject to the conditions hereinafter set forth, the shares represented by each proxy executed will be voted at the Annual Meeting, or any adjournments or postponements thereof, in accordance with the specifications therein made. Where there is no contrary choice specified, the proxy will be voted "FOR" each of the proposals as therein specified.

An executed proxy may be revoked by the person signing the same at any time before the authority thereby granted is exercised. The revocation may be exercised at any time before the Annual Meeting by indicating the revocation in writing. This revocation should be directed to the Judge of Elections, Weis Markets, Inc., 1000 South Second Street, Sunbury, Pennsylvania 17801. The proxy may also be revoked by voting in person at the Annual Meeting or by submitting a new proxy with a later date including a proxy given over the Internet or by telephone.

The Company has adopted a procedure called “householding,” which the SEC has approved. Under this procedure, the Company is delivering a single copy of the Notice and, if applicable, this Proxy Statement and the Annual Report on Form 10-K to multiple shareholders who share the same address unless the Company has received contrary instructions from one or more of the shareholders. This procedure reduces the Company’s printing costs, mailing costs and fees. Shareholders who participate in householding will continue to be able to access and receive separate proxy cards. Upon written or oral request, the Company will deliver promptly a separate copy of the Notice and, if applicable, this Proxy Statement and the Annual Report on Form 10-K to any shareholder at a shared address to which the Company delivered a single copy of any of these documents. To receive a separate copy of the Notice and, if applicable, this Proxy Statement or the Annual Report on Form 10-K, shareholders may write the Company at its address set forth on page 1, by telephoning 1-866-999-WEIS (9347), or via email at financial_reports@weismarkets.com.

VOTING SECURITIES, RECORD DATE AND VOTING RIGHTS

As of March 2, 2012, the record date for the Annual Meeting, the number of outstanding shares of Common Stock was 26,898,443. The presence, in person or by proxy, of at least 13,449,222 shares will constitute a quorum.

Only holders of Common Stock of the Company of record at the close of business on March 2, 2012 will be entitled to notice of and to vote on all matters at the Annual Meeting and at any adjournment thereof. Each holder of Common Stock will be entitled to one vote for each share of stock so held and to cumulative voting rights in the election of directors. Under cumulative voting, a shareholder, or the shareholder’s proxies, may vote the number of shares of stock owned by the shareholder for as many persons as there are directors to be elected, or may cumulate such votes and give to one or distribute among two or more nominees as many votes as shall equal the number of directors to be elected multiplied by the number of the shareholder’s shares of stock.

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Directors are elected by a plurality vote of all votes cast at the Annual Meeting. The ratification of the appointment of the independent registered public accounting firm (“independent auditors”) requires the affirmative vote of a majority of all votes cast at the Annual Meeting. Abstentions and broker “non-votes” will be treated as present for purposes of determining a quorum, but will not affect the election of directors or other matters submitted to the vote of shareholders. A broker “non-vote” occurs when a shareholder has not provided voting instructions to its broker for a non-routine item because the New York Stock Exchange (“NYSE”) precludes brokers from giving a proxy to vote on a non-routine item. The election of directors (Proposal No. 1), is a non-routine item under the NYSE rules. The ratification of the independent auditors (Proposal No. 2) is a routine matter.

The Company’s by-laws specify that notice of any matter to be brought before an annual meeting by a shareholder must be received at the principal executive offices of the Company no later than the notice deadline described under the caption “Shareholders’ Proposals for Next Annual Meeting.” Management does not intend to bring any other matters before the Annual Meeting, and does not know of any other matter that is eligible for action at the Annual Meeting.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

The Company believes that the proposed nominees for election as directors are willing to be elected as such, and it is intended that the persons named in the accompanying form of proxy or their substitutes will vote for the election of these nominees, unless specifically instructed to the contrary on the form of proxy. However, if any nominee, at the time of the election, is unable or unwilling to serve, or is otherwise unavailable for election, and in consequence other nominees are designated, the persons named in the proxy or their substitutes shall have discretion or authority to vote or refrain from voting in accordance with their judgment on the other nominees.

The Company requires its directors to possess the experience and skills necessary to oversee the management of the Company in the interest of the Company and its shareholders. The Board will consider for nomination a candidate who:

•	has the highest personal and professional ethics, integrity and values;

•	consistently exercises sound and objective business judgment;

•	has significant appropriate senior management and leadership experience;

•	is able and willing to devote the required amount of time to the Company’s affairs, including attendance at Board meetings, Board committee meetings and annual shareholder meetings; and

•	will be committed to building sound, long-term Company growth.

When considering a person to be recommended for re-nomination as a director, the Board will consider, among other factors, the attendance, preparedness, participation and candor of the individual as well as the individual’s satisfaction of the above-mentioned criteria. The Board believes the current Board members meet these criteria to effectively serve the Company. The description of each nominee set forth below includes biographical information, on a director by director basis, which highlights the specific experience, background and education of each nominee that led the Board to conclude each director should serve on the Board.

The Board recommends a vote “FOR” the election of the nominees named below, each of whom has consented to be named as a nominee and to serve if elected. All of the nominees were elected to the Board at the 2011 Annual Meeting. The following table and accompanying footnotes set forth information about each Board nominee as of March 1, 2011:

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		Principal Occupation and any
		Position with the Company;		Director
Name		Other Reporting Company Directorships	Age	Since
Robert F. Weis	(1)	Chairman of the Board	92	1947

Jonathan H. Weis	(2)	Vice Chairman and Secretary	44	1996

David J. Hepfinger	(3)	President and Chief Executive Officer	53	2009

Harold G. Graber	(4)	Senior Vice President of Real Estate and Development	56	2011

Gerrald B. Silverman	(5)	President and Chief Executive Officer	53	2010
		The Jewish Federations of North America

Glenn D. Steele Jr.	(6)	President and Chief Executive Officer	67	2009
		Geisinger Health System

(1)	Robert F. Weis. The Company has employed Mr. Weis since 1946. Mr. Weis served as Chairman and Treasurer from 1995 until April 2002, at which time he was appointed Chairman of the Board (“Chairman”). Robert F. Weis is the father of Director Jonathan H. Weis, brother of Ellen W. P. Wasserman who is also a beneficial owner of more than 5% of the Company’s Common Stock and the uncle of Kathryn J. Zox, Thomas H. Platz and James A. Platz who control more than 5% of the Company’s Common Stock through EKTJ Management LLC.

Mr. Weis’ extensive food retailing career with the Company provides the Board with a unique insight into the Company and its business, and adds a critical perspective to all aspects of the Board’s responsibilities, including strategy, operations, financial considerations, risk management and corporate governance that defines the Company.

(2)	Jonathan H. Weis. The Company has employed Mr. Weis since 1989. Mr. Weis served the Company as Vice President of Property Management and Development from 1996 until April 2002, at which time he was appointed as Vice President and Secretary. In January of 2004, the Board appointed Mr. Weis as Vice Chairman and Secretary (“Vice Chairman”). Jonathan H. Weis is the son of Director Robert F. Weis.

Mr. Weis has been employed by the Company for more than 20 years. Throughout his employment, he has diverse and extensive experience with the Company in the areas of real estate, property management and procurement. This experience provides him with a vision for the Company’s future as well as in-depth knowledge of the operational risks facing the Company.

(3)	David J. Hepfinger. Mr. Hepfinger joined the Company on March 1, 2008 as its President and Chief Operating Officer. Mr. Hepfinger has served the Company as President and Chief Executive Officer (“CEO”) since January 1, 2009. Mr. Hepfinger has served as a Director on the Board of the Food Marketing Institute since May 2009. Prior to joining the Company, Mr. Hepfinger worked for Price Chopper Supermarkets, a chain of supermarkets headquartered in Rotterdam, NY, for 32 years in various capacities including his last position as Senior Vice President Retail and Administration.

Mr. Hepfinger’s experience related to the grocery industry, with emphasis in store operations, marketing, merchandising and sales growth, provides the Company with strategic direction and strong leadership skills. His position as CEO also allows him to provide essential insight and guidance to the Board from an inside perspective of the day-to-day operations.

(4)	Harold G. Graber. Mr. Graber joined the Company in 1989 as its Director of Real Estate, after spending 12 years in real estate/store development with a Mid-West retailer. Mr. Graber has served the Company as Vice President for Real Estate since 1996 and in February 2010, was promoted to Senior Vice President of Real Estate and Development.

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Mr. Graber currently oversees the Company’s real estate, property management and maintenance, and lease administration. Mr. Graber is also in charge of store planning, engineering, architecture, construction, “Not For Resale” procurement and utilities. The Company’s legal activities and sustainability initiatives are also part of Mr. Graber’s management responsibilities. Mr. Graber’s intimate experience with the Company’s store development and planning objectives provides important information to the Board.

(5)	Gerrald B. Silverman. Mr. Silverman has served as President and Chief Executive Officer of The Jewish Federations of North America, an organization representing 157 Jewish Federations and 400 independent Jewish communities, since 2009. Before joining The Jewish Federations, Mr. Silverman served as President of the Foundation for Jewish Camp, the only non-profit national organization dedicated to raising awareness and support of non-profit Jewish resident camps. For a decade before that, Mr. Silverman held a range of executive positions at the Stride Rite Corp. of Boston, including President of its International Division; President, Stride Rite Children’s Group; and President, Keds Corp. Between 1979 and 1994 Mr. Silverman held several senior executive positions at Levi Strauss & Co. in San Francisco, CA. Mr. Silverman also serves as a Director on the Board of the University of Maryland Hillel.

Mr. Silverman is a highly experienced leader in the North American Jewish community and longtime corporate executive, with over 25 years of experience. Mr. Silverman’s extensive executive level management background within other retail industries is a valuable resource for the Board.

(6)	Glenn D. Steele Jr. Dr. Steele is President and Chief Executive Officer of Geisinger Health System. In this capacity, he serves as a member of the Geisinger Health System Foundation Board of Directors, ex-officio of all Standing Committees of the Board and Chairman of the subsidiary boards. Dr. Steele previously served as the Dean of the Biological Sciences Division of the Pritzker School of Medicine and as Vice President for Medical Affairs at the University of Chicago, as well as the Richard T. Crane Professor in the Department of Surgery. Dr. Steele serves on several boards including Bucknell University’s Board of Trustees, Temple University School of Medicine’s Board of Visitors, Premier, Inc. (Chairman), Wellcare Health Plans, Inc., Cepheid Inc., and Harvard Medical Faculty Physicians Board.

Dr. Steele’s extensive background in the health care industry provides the Company with pharmaceutical and healthcare related expertise. Dr. Steele’s experience as a director on other boards and his overall business and financial leadership perspective is a valuable asset to the Board.

On March 1, 2009, the Company hired Kurt A. Schertle as its Vice President of Sales and Merchandising. Mr. Schertle was promoted to Senior Vice President of Sales and Merchandising (“SVP”) on February 15, 2010. Prior to being hired by the Company, Mr. Schertle was President and Chief Operating Officer of Tree Top Kids, Inc., a specialty toy retailer. One year and four months after Mr Schertle left the company, on March 11, 2010, an involuntary petition of bankruptcy was filed against Tree Top Kids, Inc.

Independence of Directors

The Board has determined that Directors Silverman and Steele are independent within the meaning of the listing standards of the NYSE. An independent director is defined as a director who has no material relationship with the Company, either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company.

Companies listed on the NYSE must comply with certain standards regarding corporate governance, as codified in Section 303A of the Listed Company Manual of the NYSE, with some exceptions. A company of which more than 50% of the voting power is held by an individual, a group or another company is not required by the NYSE to comply with the requirements of Sections 303A.01 Independent Directors, 303A.04 Nominating/Corporate Governance Committee or 303A.05 Compensation Committee. Robert F. Weis, Chairman, and Ellen W. P. Wasserman, his sister, control 53.4% of the voting power. They have agreed to act together for the purpose of voting their shares of Common Stock and thus constitute a group within the meaning of these rules.

As permitted by the NYSE rules, the Company does not have a majority of independent directors. As of March 15, 2012, the Company’s Audit Committee is comprised of all independent directors, and the Compensation Committee is comprised of three independent directors and one non-independent director.

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Board Committees and Meeting Attendance

Board of Directors. The Company's Board held four regular meetings and one special meeting during fiscal 2011. No director attended fewer than 75% of the aggregate meetings of the Board and all Board committees on which the director served. All directors, except Mr. Smith, attended the 2011 Annual Meeting.

Under the policies of the Board, directors are expected to attend regular Board meetings, Board committee meetings, the Annual Meeting and any special meetings of the shareholders. Participation is permissible by means of conference telephone or similar communications equipment.

Audit Committee. The Audit Committee is composed of three independent non-employee directors, as required by the NYSE listing standards. The Audit Committee acts independently to review the scope and engagement results of the independent auditors and the adequacy of the Company's internal and financial controls. Information regarding the functions performed by the Audit Committee is set forth in the “Audit Committee Report” included in this Proxy Statement. The Audit Committee is governed by a written charter approved by the Board. A copy of this charter is available on the Company’s corporate governance website at http://www.weismarkets.com/category/corporate-governance or by request to the Corporate Secretary at the Company’s address set forth in “Shareholder or Interested Parties Communications.”

The 2011 Audit Committee was composed of Directors Richard E. Shulman, Silverman, Smith and Steele. Upon the expiration of Mr. Shulman’s term as a director in April 2011, Dr. Steele joined the Audit Committee to provide for three independent directors. Mr. Shulman served as Chairman of the Audit Committee until his term as a director expired, at which point Mr. Smith became Chairman of the Audit Committee. The Audit Committee held four regular meetings and three special meetings during fiscal 2011. Upon the expiration of Mr. Smith’s term as a director in April 2012, the Audit Committee will be comprised of Directors Silverman and Steele. The Company expects to appoint another independent non-employee director to the Board to fill the seat vacated by Mr. Smith and such independent non-employee director will be appointed to the Audit Committee by the Company’s Board to provide for three independent directors.

The Board has determined that all Audit Committee members are financially literate under the listing standards of the NYSE. The Board also determined that all Audit Committee members were “audit committee financial experts” in fiscal 2011 and all Audit Committee members are “audit committee financial experts” in fiscal 2012, as defined in Item 401(h) of Regulation S-K, and all members of the Audit Committee are “independent” for purposes of Section 10A(m)(3) of the Securities Exchange Act of 1934 and the listing standards of the NYSE.

Compensation Committee. The Compensation Committee is currently composed of three independent non-employee directors and one non-independent employee director. The Compensation Committee is responsible for developing policies and programs, and making recommendations about compensation arrangements for senior management to the Board. The Compensation Committee is governed by a written charter approved by the Board, which is available on the Company’s corporate governance website at http://www.weismarkets.com/category/corporate-governance or by request to the Corporate Secretary at the Company’s address set forth in “Shareholder or Interested Parties Communications.”

The 2011 Compensation Committee was composed of Directors Shulman, Silverman, Smith, Steele and Jonathan H. Weis. Upon the expiration of Mr. Shulman’s term as a director, Mr. Silverman joined the Compensation Committee. Mr. Weis served as Chairman of the Compensation Committee. Upon the expiration of Mr. Smith’s term as a director, the Compensation Committee will be comprised of Directors Silverman, Steele and Jonathan H. Weis. The Compensation Committee held two regular meetings during fiscal 2011. The Company’s Chairman and the CEO are not members of the Compensation Committee; however, the Compensation Committee seeks input from them regarding the performance of the other executive officers. All four members of the Compensation Committee reviewed the Company’s senior management compensation for fiscal 2011. In fiscal 2009, the executive management team and the Compensation Committee sought assistance from consulting firms specializing in compensation and benefits, as set forth below in the “Executive Compensation – Compensation Discussion and Analysis.”

Corporate Governance Matters

The Company has adopted Corporate Governance Guidelines which are available on the Company’s corporate governance website at http://www.weismarkets.com/category/corporate-governance or by request to the Corporate Secretary at the Company’s address set forth in “Shareholder or Interested Parties Communications.”

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Board Leadership Structure. The Company separates the roles of Chairman and CEO in recognition of the differences between the two roles. Article V Section 5.5 of the Company’s by-laws states that the Chairman shall preside at all meetings of the shareholders and the Board. The by-laws also state that the CEO shall have the general charge and supervision of the business of the Company and shall exercise or perform all the powers and duties usually incident to the office of CEO. The CEO is responsible for the day-to-day leadership and performance of the Company. In the absence of the Chairman, the Vice Chairman shall preside at all meetings of the shareholders and of the Board. The Company believes the current leadership structure is the most appropriate structure at the time of filing.

The Board’s Role in Risk Oversight. The Board oversees the management of risks inherent in the operation of the Company’s business. It is management’s responsibility to manage risk and bring to the Board’s attention the most material risks to the Company. The Board has oversight responsibility of the processes established to monitor systems for material risks applicable to the Company. Each of the Board’s Committees also oversees the management of Company risks that fall within the Committees’ areas of responsibility. In performing this function, each Committee has full access to management, as well as the ability to engage advisors. As part of its responsibilities as set forth in its charter, the Audit Committee is responsible for discussing with management the Company’s major financial risk exposures and the steps management has taken to monitor and control those exposures. The Audit Committee gives updates to the Board at its regular meetings, including financial and information technology risks. In connection with its risk management role, the Audit Committee also meets privately with the Company’s independent auditors, the Chief Internal Auditor and the Chief Financial Officer quarterly. As part of its responsibilities as set forth in its charter, the Compensation Committee reviews the impact of the Company’s executive compensation program and the associated incentives to determine whether they present a significant risk to the Company. Based on this review, the Compensation Committee concluded its compensation policies and procedures are not reasonably likely to have a material adverse effect on the Company.

Code of Business Conduct and Ethics. The Company has adopted a “Code of Business Conduct and Ethics” that applies to all of its directors, officers and employees. Separately, the Company also adopted a “Code of Ethics for CEO and CFO” specific to its chief executive officer, chief financial officer, corporate controller and any person performing similar functions. The Company has made both documents available on its corporate governance website at http://www.weismarkets.com/category/corporate-governance or by request to the Corporate Secretary at the Company’s address set forth in “Shareholder or Interested Parties Communications.”

Non-Management Independent Directors. To empower non-management independent directors to serve as a more effective check on management, the non-management independent directors of the Company have met at regularly scheduled executive sessions without management. The 2011 non-management independent directors were Directors Shulman, Silverman, Smith, and Steele, with Mr. Shulman ceasing to serve as a non-management independent director when his term as director expired. Mr. Smith presided at the first of three meetings held during fiscal 2011 and Mr. Silverman presided at the remaining two meetings. Shareholders or interested parties wishing to communicate directly with the non-management independent directors as a group may do so as set forth in “Shareholder or Interested Parties Communications.”

Board Nominations. Based upon the stock ownership of the principal shareholders, the Company determined it would be better served by having the full Board review nominating and corporate governance issues rather than establishing separate committees. Therefore, there is no nominating committee charter.

If the Board determines there is a need to add or replace a director, the following criteria are considered for each recommended candidate. The candidate (a) has the highest personal and professional ethics, integrity and values; (b) consistently exercises sound and objective business judgment; (c) has significant appropriate senior management and leadership experience; (d) is able and willing to devote the required amount of time to the Company’s affairs, including attendance at Board meetings, Board committee meetings and annual shareholder meetings and (e) will be committed to building sound, long-term Company growth.

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The Company does not have a formal policy with respect to considering diversity. However, its Corporate Governance Guidelines state that the Board seeks members from diverse professional and personal backgrounds who combine a broad spectrum of experience and expertise. This assessment will include an individual’s qualification as independent, as well as consideration of diversity, age, skills and experience in the context of the needs of the Board. Chosen candidates are extended invitations to join the Board. If a candidate accepts, he or she is formally nominated.

The Board will consider nominees brought to the attention of the Board by an eligible shareholder, a non-management independent director, the CEO, any other executive officer or other appropriate sources. The Company’s by-laws require that any shareholder intending to nominate a candidate for election as a director must give written notice, containing specified information, to the Corporate Secretary at the Company’s address set forth in “Shareholder or Interested Parties Communications,” not later than the notice deadline specified in the by-laws, which is 120 calendar days before the anniversary of the date that the Company’s Proxy Statement was released to shareholders in connection with the previous year’s Annual Meeting. The notice should include the name and address of both the eligible shareholder and the candidate and the qualifications of the candidate being recommended. A copy of the by-law provision concerning shareholder nominations will be furnished to any shareholder upon written request to the Corporate Secretary at the Company’s address set forth in “Shareholder or Interested Parties Communications.”

The Board does not have a formal process for identifying and evaluating candidates for director. It is not anticipated that the process for evaluating a nominee would differ based on whether the nominee is recommended by an eligible shareholder.

Board Recommendation and Vote Required

As stated in each nominee’s biography above, the six candidates possess all of the experience, qualifications, attributes and skills appropriate for functioning as a board. No notices from shareholders intending to nominate a candidate for election as a director were received with respect to the 2012 Annual Meeting. Therefore, only the six nominees named above, or a substitute nominee of the Board, will be eligible for election at the Annual Meeting. The six candidates receiving the highest numbers of votes cast by the holders of Common Stock voting in person or by proxy will be elected as directors. The Board of Directors recommends a vote “FOR” the election of the six nominees named above.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

Throughout this Proxy Statement, the individuals who served as the Company’s CEO and CFO during fiscal 2011, as well as the other individuals included in the “Summary Compensation Table,” are referred to as the “Named Officers.”

Compensation Philosophy and Objectives

The primary objective of the Company’s executive compensation program is to attract and retain qualified executives, which is critical to the ongoing success of the Company. This primary objective is achieved by providing a combination of base salary, annual cash incentives, health and welfare benefits, retirement benefits and perquisites that overall provide a complete compensation package that is competitive with executives at companies of comparable size and position in the retail business, while keeping compensation in line with the financial objectives of the Company.

Compensation Committee Discretion

The Compensation Committee has broad discretion to set the compensation paid to the Company’s Named Officers, subject to Board approval, as it may determine is in the best interest of the Company and its shareholders. The exercise of discretion is an important feature of the Compensation Committee’s philosophy and provides the Compensation Committee with sufficient flexibility to respond to specific circumstances facing the Company.

Use of Comparable Data in Setting Executive Compensation Levels

The Company is engaged in a highly competitive industry. As a result, the Compensation Committee annually examines compensation levels and trends in the labor market as part of its process in establishing compensation for the Company’s Named Officers.

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Throughout each year, the executive management team and the Compensation Committee review publicly available survey data related to general industry executive compensation and peer company compensation programs through a review of proxy statements. In fiscal 2009, the Compensation Committee engaged consulting firms specializing in compensation and benefits to assist in evaluating the compensation package the Company offers to its Named Officers.

In 2011, the Compensation Committee used the Stanton Group’s “2011 Wholesale/Retail Group Compensation Survey” to benchmark base salaries for the Senior Vice President of Sales and Merchandising (“SVP”) and the CFO. The Stanton study benchmarked compensation and benefits for management employees for 33 grocery retailers and wholesalers nationwide. The Stanton Group is a Division of Gallagher Benefit Services, Inc.

Because there were no similar executive positions comparable to the Chairman and Vice Chairman defined within the surveys provided to the Company for these positions, the Compensation Committee continued to use the 2009 Watson Wyatt Compensation Survey to assist it in determining comparable base salaries. The Watson Wyatt survey benchmarked compensation and benefits for up to 150 retailers nationwide without citing specific participants by company name. To assist in determining comparable base salary for the CEO position, the Compensation Committee utilized survey data from both Watson Wyatt and the Stanton Group.

The Compensation Committee believes these are the best available sources within the grocery industry to evaluate executive compensation. Because the Company competes with many larger companies for top executive-level talent, it generally sets compensation for Named Officers at the 75th percentile of compensation paid to similarly situated executives. Variations to the base salary component may occur because of the individual’s experience level, job responsibilities and market factors. The Compensation Committee also realizes that a primary difference between the Company’s executive compensation program and some of its peers’ compensation programs is the absence of an equity-based incentive plan. This fact is strongly considered when evaluating discretionary contributions to the Supplemental Executive Retirement Plan (“SERP”) for the Named Officers.

In 2009, the Compensation Committee utilized the services of Hewitt Associates LLC (“Hewitt”) to validate the executive compensation levels benchmarked in the Stanton and Watson Wyatt surveys. Hewitt was instructed to provide a third party review of the approach and methodology used by the Compensation Committee in assessing the Stanton Group’s “2009 Wholesale/Retail Group Compensation Survey,” as well as review and comment on the incentive levels that were proposed based on the findings of the competitive assessment. The Compensation Committee also asked Hewitt to provide a briefing on current trends within the retail and general industry with respect to types of long-term incentives offered, eligibility for such programs, and typical practice with respect to the number and relative mix of vehicles (stock options, restricted stock, performance shares, and/or cash-based long-term incentives). Hewitt concluded that the Company's total direct executive compensation program falls well below market norms. The fees paid to Hewitt for these services did not exceed $120,000 in the aggregate.

2011 Executive Compensation Components

The Compensation Committee annually evaluates the performance of executive officers with the Chairman and CEO. In performing its evaluations, the Compensation Committee relies upon written and verbal evaluations of each officer’s performance for the most recent fiscal year. The CEO meets with the executive officers to discuss their efforts and accomplishments throughout the period from information deemed relevant both internally and in light of the competitive position of the Company in the industry. These evaluations include qualitative factors such as the individual’s decision-making responsibilities, the professional experience required to perform given tasks, and their leadership and team-building skills. Although executive compensation is not specifically related to corporate performance, the overall performance of the Company is a consideration in determining executive compensation.

Compensation for Named Officers is comprised of the following:

•	Base Salary
•	Non-Equity Incentive Plan
•	Retirement Plans
•	Vice Chairman Incentive Award Plan
•	CEO Incentive Award Plan
•	Perquisites

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Base Salary: The base salary component of the executive compensation program provides the foundation for a fair and competitive compensation package. Although the Compensation Committee generally intends to set compensation for Named Officers at the 75th percentile of compensation paid to similarly situated executives, the Compensation Committee has the discretion to deviate from the 75th percentile of the compensation surveys as it may determine in its discretion. The determination of base salaries is generally independent of the decisions regarding other elements of compensation, but some of the other elements of the compensation program are dependent on base salary, to the extent they are expressed as percentages of base salary. In setting base salaries, the Compensation Committee considers each Named Officers' job responsibilities, value-added contributions to the Company and tenure.

Based on consideration of the criteria discussed above and the overall financial and operational success of the Company, the Compensation Committee approved a 6.0% increase in base salary for the Chairman, Mr. Robert F. Weis, in fiscal 2011. The Compensation Committee approved a 3.4% increase in base salary for the Vice Chairman, Mr. Jonathan H. Weis. The Chairman and Vice Chairman base salaries were at 88.4% and 98.8%, respectively, of the 75% base salary quartile for similarly situated executives. The Compensation Committee approved a 3.3% increase in base salary for the CEO, Mr. David J. Hepfinger, in fiscal 2011. The base salary for the CEO was 89.9% of the 75% base salary quartile for similarly situated executives. The Compensation Committee approved an 11.0% increase in base salary for the CFO, Mr. Scott F. Frost, in fiscal 2011. The CFO now earns 61.5% of the 75% quartile for similarly situated executives. The Compensation Committee approved an 8.0% increase in base salary as of February 2011 and a 22.0% increase in base salary as of June 2011 for the Senior Vice President of Sales and Merchandising (“SVP”), Mr. Kurt A. Schertle. The SVP now earns 77.8% of the 75% quartile for similarly situated executives.

Non-Equity Incentive Plan: Since 2002, the Company's executive compensation program includes an annual non-equity incentive plan designed to reward certain key employees, including the Named Officers, for meeting specific financial objectives. The Compensation Committee administers the non-equity incentive plan for management to provide the short-term incentive compensation element of the executive compensation program. This short-term incentive is a cash-based performance incentive program designed to motivate and reward key employees for their contributions to factors and business goals that the Company believes drive its earnings and create shareholder value. Incentive payout targets are established by job level within the Company as a percentage of base salary, and actual payouts are based on achievement of budgeted sales and operating profit targets as approved by the Board annually. Prior to implementation of this non-equity incentive plan in 2002, the Compensation Committee hired an independent compensation consulting firm to provide guidance on the basic plan structure. In 2009, consultants were utilized to evaluate the competiveness of the current non-equity incentive plan as compared to the market place and recommended changes, of which the Board approved. Actual non-equity incentive plan compensation amounts earned by the Named Officers are reflected in the “Summary Compensation Table” for the year earned. The amounts which each Named Officer could have earned for fiscal 2011 based on performance at the threshold, target and maximum levels are shown in the “Grants of Plan-Based Awards” table below.

The Chairman, Vice Chairman, CEO, CFO and SVP can earn up to 130%, 104%, 104%, 52% and 52%, respectively, of their base salary in the non-equity incentive plan. The incentive targets for the Chairman, Vice Chairman, CEO, CFO and SVP are 100%, 80%, 80%, 40% and 40%, respectively, of their base salary. For fiscal 2011, 40% of the incentive award was based upon achievement of the budgeted total Company sales and 60% of the incentive award was based upon achievement of the budgeted total Company operating profit for the Named Officers. Company operating profit was defined as the U.S. GAAP “Operating Income” for the Chairman and Vice Chairman. For the CEO, CFO and SVP, Company operating profit was defined as the U.S. GAAP “Operating Income” excluding the expense associated with the Vice Chairman Incentive Award Plan. Threshold and target hurdles were established for the budgeted sales category, which allowed each Named Officer to earn 25% and 100%, respectively, of his total incentive award for achieving the specified results within the sales category. Threshold, target and maximum hurdles were established for the operating profit category, which allowed each Named Officer to earn 25%, 100% and 150%, respectively, of his total incentive award for achieving the specified results within the operating profit category. The operating profit category target hurdle must be met before the sales category incentive award is earned under the plan. For achieving 97% through 100% of the budgeted sales target, the Named Officers can earn 25% to 100% of the sales incentive award. For achieving 97% through 118% of the budgeted operating profit, the Named Officers can earn 25% to 150% of the operating profit incentive award. The threshold and target hurdles for sales in fiscal 2011 were equal to a sales result of $2.6 billion and $2.7 billion, respectively. The threshold, target and maximum hurdles for the operating profit in fiscal 2011 were equal to an operating profit result of $105.7 million, $108.9 million and $128.5 million, respectively. The Company achieved 101.3% of the total budgeted sales, earning the Named Officers 40% of their incentive targets (40% Sales multiplied by 100% Achieved). The Company achieved 105.6% of total budgeted operating profit, earning the Chairman and Vice Chairman 69% of their incentive targets (60% Profit multiplied by 115% Achieved). The Company achieved 106.3% of total budgeted operating profit, excluding the expense associated with the Vice Chairman Incentive Award Plan, earning the CEO, CFO and SVP 72% of their incentive targets (60% Profit multiplied by 120% Achieved). The Chairman and Vice Chairman earned 109.0% of their total incentive targets in fiscal 2011 (40% Sales plus 69% Profit) based upon total Company performance; the CEO, CFO and SVP earned 112.0% of their total incentive targets in fiscal 2011 (40% Sales plus 72% Profit) compared to the 79.0% of their total incentive targets earned in fiscal 2010.

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Retirement Plans: The Company has a contributory retirement savings plan, the Weis Markets, Inc. Retirement Savings Plan, covering substantially all full-time associates. The Company had a noncontributory profit-sharing plan, the Weis Markets, Inc. Profit Sharing Plan, covering eligible associates which included certain salaried associates, store management and administrative support personnel. Effective December 1, 2009, the Weis Markets, Inc. Profit Sharing Plan was merged into the Weis Markets, Inc. Retirement Savings Plan (“the Plan”). Both plans are qualified defined contribution plans. The Named Officers along with other highly compensated employees have limited participation in the 401(k) portion of the Plan and are excluded from participation in the profit sharing portion of the Plan because of limitations imposed by the Internal Revenue Code and the Regulations implemented by the Internal Revenue Service.

As of December 31, 2006, the Weis Markets, Inc. Employee Stock Bonus Plan (“ESBP”) was terminated, and subsequently all plan assets were distributed to participants or beneficiaries by December 31, 2009.

Supplemental Executive Retirement Plan: Company contributions normally made to the qualified plans for the Named Officers are credited instead to the SERP, an unfunded, nonqualified deferred compensation plan. The SERP account for each Named Officer is credited annually with the amount, if any, that would have been allocated to the participant’s qualified plans if he had not been excluded from participation in these qualified plans. Although the SERP is primarily a replacement retirement plan, the Compensation Committee may at any time recommend to the Board discretionary amounts to be credited to the account(s) of one or more SERP participants. Substantial risk of benefit forfeiture does exist for participants in the SERP. Effective August 1, 2009, the SERP was revised to reflect the participant’s ability to direct his or her investments.

Contributions to the SERP are determined in the same manner as contributions to participants in the Company’s qualified plans except for discretionary contributions. Contribution allocations and earnings for the four components of the SERP are computed as follows:

a.	401(k) Portion of the Plan: The allocation of the employer 401(k) contribution is equal to 25% of the participant’s contribution for the allocation period, up to 4% of the participant’s compensation through March 31, 2012 and up to 6% of the participant’s compensation, effective April 1, 2012. If a participant is age 50 or older during the calendar year, the participant may make additional contributions called "Catch-up" contributions. The total Catch-up contributions for a calendar year may not exceed the Catch-up dollar limit set by law. The limit was $5,500 in 2011 and will continue in 2012 with the same limit. This limit will be indexed upward under federal law. Base salary is the only element of compensation that is used in determining the amount of contributions permitted under the Plan. By law, compensation in excess of $245,000 in 2011 and $250,000 in 2012 (as indexed upward under federal law) cannot be counted. SERP participants can defer up to 50% of their base salary in the SERP. As of August 1, 2009, each amount credited to a participant’s SERP account for replacement of Company contributions normally made for 401(k) deferrals are invested by the participant in one or more of the investment options made available through the plan, except that amounts are only credited to the SERP account annually rather than quarterly as in the qualified plan. Prior to August 1, 2009, each amount credited to a participant’s SERP account was adjusted in the same manner as if such amount had been invested for the participant in the 401(k) plan Aggressive Equity Fund. Also, the amounts were only credited to the SERP account annually.

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b.	Profit Sharing Portion of the Plan: The allocation of the employer’s contribution to the Plan is based on the number of allocation units credited to each eligible participant in proportion to the total number of allocation units credited to all eligible participants for the plan year. A participant is credited with one allocation unit for each full $100 of compensation for the plan year plus 1.5 units for each year of service. By law, compensation in excess of $245,000 in 2011 and $250,000 in 2012 (as indexed upward under federal law) cannot be counted. As of August 1, 2009, each amount credited to a participant’s SERP account for replacement of Company contributions normally made to the profit sharing plan is invested by the participant in one or more of the investment options made available through the plan. Prior to August 1, 2009, each amount credited to a participant’s SERP account was adjusted annually based upon the profit sharing plan results.

c.	Employee Stock Bonus Plan: The Weis Markets, Inc. Employee Stock Bonus Plan was terminated as of December 31, 2006, and all contributions under the Weis Markets, Inc. Employee Stock Bonus Plan ceased as of the same date. However, interest earnings and fund value increases or decreases were allocated in proportion to each participant’s account balance. All assets were subsequently distributed from the Weis Markets, Inc. Employee Stock Bonus Plan by December 31, 2009. As of August 1, 2009, each amount credited to a participant’s SERP account for replacement of contributions and interest earnings is invested by the participant in one or more of the investment options made available through the plan. Prior to August 1, 2009, each amount credited to a participant’s SERP account for replacement of contributions and interest earnings normally made to the Employee Stock Bonus Plan was adjusted annually as if the amount had been invested for the participant in the Weis Markets, Inc. Profit Sharing Plan.

d.	Discretionary: The Compensation Committee may at any time recommend to the Board discretionary amounts to be credited to the account(s) of one or more SERP participants. Amounts credited to a participant’s SERP account for discretionary Company contributions are invested by the participant in one or more of the investment options made available through the plan.

The investment funds made available to the participants are managed by independent investment advisors. For more information regarding the Company’s retirement plans, please refer to the “Pension Benefits” and “Nonqualified Deferred Compensation” tables below and Note 6 to the Consolidated Financial Statements in the 2011 Annual Report on Form 10-K.

Deferred Compensation Agreement: The Company maintains an unfunded, nonqualified deferred compensation agreement with Robert F. Weis for the payment of specific amounts of annual retirement benefits to him or his spouse over their lifetime, with a guaranteed payment for their actuarially computed life expectancies. The benefits are determined through actuarial calculations dependent on the age of the recipient, as specified in the plan document, using the 1971 Group Annuity Mortality Table (Plus 5 for Males) and an assumed discount rate of 7.5%. The benefit payable on an annual basis to Robert F. Weis would be $1,410,396 if he had retired as of the date of this Proxy Statement. For more information regarding this deferred compensation agreement, refer to the “Pension Benefits” table below and Note 6 to the Consolidated Financial Statements in the Company’s 2011 Annual Report on Form 10-K.

Vice Chairman Incentive Award Plan: On November 3, 2011, the Compensation Committee adopted the Company’s Vice Chairman Incentive Award Plan, with retroactive effect to July 1, 2011. The Vice Chairman Incentive Award Plan was implemented in connection with the new Employment Agreement the Company entered into with Jonathan H. Weis, Vice Chairman of the Company, on November 3, 2011, with retroactive effect to July 1, 2011. The purposes of the Vice Chairman Incentive Award Plan are to provide a strong financial incentive each year for performance of the Company’s Vice Chairman by making a significant percentage of the Vice Chairman’s total cash compensation dependent upon the level of corporate performance attained yearly, and to encourage Vice Chairman retention. Mr. Weis may earn a supplemental cash incentive under the Company’s Vice Chairman Incentive Award Plan. The Vice Chairman Incentive Award consists of a retention award equal to Mr. Weis’s base salary for the fiscal year; provided, however, that for 2011 (and only 2011), the amount of the retention award shall be $334,750 and a profit performance award equal to the base salary for the fiscal year if the “Net Income” of the Company increases by 5% or more from the “Net Income” of the previous fiscal year; provided, however, that for 2011 (and only 2011) the amount of the profit performance award shall be $334,750. “Net Income” is defined as the “Net Income” as set forth in the Company’s consolidated statements of income; provided, however, that in comparing the Net Income for a particular fiscal year (“Current Year”) to the Net Income of the prior fiscal year (“Prior Year”), the comparison shall be done on a “same store profit comparison,” meaning that in calculating Net Income for the Current Year, only the results of stores in the Current Year that also were in operation as of December 31 in the Prior Year shall be included. The maximum amount of the Vice Chairman Incentive Award payable under the Plan in any fiscal year is limited to $1,339,000; provided, however, that for 2011 (and only 2011) the maximum amount of the Incentive Award shall be limited to $669,500. Although the right to receive awards under the plan are measured and determined on an annual basis, the payment of the award is contingent upon Mr. Weis’s continued employment with the Company and no plan award will be paid until after December 31, 2016, except in the case of a termination without cause or death.

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CEO Incentive Award Plan: On October 26, 2010, the Compensation Committee adopted the Company’s CEO Incentive Award Plan, with retroactive effect to January 1, 2010. The CEO Incentive Award Plan was implemented in connection with the new Employment Agreement the Company entered into with David J. Hepfinger, CEO, on October 26, 2010, with retroactive effect to March 1, 2010. The purposes of the CEO Incentive Award Plan are to provide a strong financial incentive each year for performance of the Company’s CEO by making a significant percentage of the CEO’s total cash compensation dependent upon the level of corporate performance attained yearly, and to encourage CEO retention. Mr. Hepfinger may earn a supplemental cash incentive under the Company’s CEO Incentive Award Plan. The CEO Incentive Award consists of a retention award equal to Mr. Hepfinger’s base salary for the fiscal year and a profit performance award equal to the base salary for the fiscal year if the “Net Income” of the Company increases by 5% or more from the “Net Income” of the previous fiscal year. “Net Income” is defined as the “Net Income” as set forth in the Company’s consolidated statements of income; provided, however, that in comparing the Net Income for a particular fiscal year (“Current Year”) to the Net Income of the prior fiscal year (“Prior Year”), the comparison shall be done on a “same store profit comparison,” meaning that in calculating Net Income for the Current Year, only the results of stores in the Current Year that also were in operation as of December 31 in the Prior Year shall be included. The maximum amount of the CEO Incentive Award payable under the Plan in any fiscal year is limited to $1,500,000. Although the right to receive awards under the plan are measured and determined on an annual basis, the payment of the award is contingent upon Mr. Hepfinger’s continued employment with the Company and no plan award will be paid until after December 31, 2014, except in the case of a termination without cause or death.

Recoupment Policy: On November 3, 2011, with retroactive effect to July 1, 2011, the Company entered into an Employment Agreement with the Company’s Vice Chairman, Jonathan H. Weis. On October 26, 2010, with retroactive effect to March 1, 2010, the Company entered into an Employment Agreement with the Company’s CEO, David J. Hepfinger. The Employment Agreements contain a recoupment policy (commonly referred to as a clawback policy), which provides that if the Board determines that Mr. Weis or Mr. Hepfinger has been incompetent or negligent in the performance of his duties or has engaged in fraud or willful misconduct in a manner that caused or contributed to the need for a material restatement of the Company’s financial results, the Board will review all performance-based compensation awarded to or earned by Mr. Weis or Mr. Hepfinger on the basis of performance during fiscal periods affected by the restatement. If the performance-based compensation would have been lower if it had been based on the restated results, the Board and the Company will, to the extent permitted by law, seek recoupment from Mr. Weis or Mr. Hepfinger of any portion of such performance-based compensation deemed appropriate.

Perquisites: The Company provides the Named Officers with perquisites that the Compensation Committee believes are reasonable and consistent with its overall executive compensation program. The Named Officers are provided use of Company automobiles. For security purposes, the Chairman, Vice Chairman and CEO may use the Company aircraft for business, and for limited personal travel. In addition, the Company pays for tax filing assistance for the Chairman and for tax and investment advisory services for the CEO. The cost to the Company of the use of Company automobiles and the Company aircraft is calculated as prescribed by the Internal Revenue Service and is treated as taxable income to the Named Officers. Please refer to Footnote 4 of the “Summary Compensation Table” for perquisite details.

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COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed the “Compensation Discussion and Analysis” and has discussed it with the executive management team. Based upon its review and those discussions, the Compensation Committee recommended to the Board that the “Compensation Discussion and Analysis” be included in this Proxy Statement, which will be incorporated by reference in the Company’s 2011 Annual Report on Form 10-K.

Jonathan H. Weis, Chairman
Gerrald B. Silverman
Steven C. Smith
Glenn D. Steele Jr.

COMPENSATION TABLES

Summary Compensation Table

The following table shows the compensation of the Company’s principal executive officer, the principal financial officer and three other officers with the highest total compensation paid or earned for fiscal 2011, 2010 and 2009 (the “Named Officers”). The Company has employment agreements with the Chairman, Vice Chairman and CEO. The material terms of these agreements are discussed under “Potential Payments upon Termination of Employment or Change in Control” below.

					Change in
					Pension
					Value and
				Non-Equity	Nonqualified
				Incentive Plan	Deferred	All Other
Name and		Salary	Bonus	Compensation	Compensation	Compensation	Total
Principal Position	Year	($)	($) (1)	($) (2)	Earnings ($) (3)	($) (4)	($)
Robert F. Weis	2011	768,542	—	837,710	164,863	147,680	1,918,795
Chairman of the Board	2010	725,000	—	572,750	657,773	143,500	2,099,023
	2009	725,000	—	703,250	386,840	169,353	1,984,443

Jonathan H. Weis	2011	667,875	—	1,251,887	—	102,040	2,021,802
Vice Chairman	2010	645,833	—	408,167	—	115,671	1,169,671
and Secretary	2009	590,417	—	458,163	—	79,423	1,128,003

David J. Hepfinger	2011	770,625	—	2,190,480	—	139,537	3,100,642
President and	2010	745,833	—	1,971,367	—	236,912	2,954,112
Chief Executive Officer	2009	691,667	—	536,733	—	300,339	1,528,739

Scott F. Frost	2011	322,916	—	144,667	—	29,490	497,073
Senior Vice President,	2010	290,833	—	91,903	—	32,163	414,899
Chief Financial Officer	2009	169,294	—	41,973	—	7,131	218,398
and Treasurer

Kurt A. Schertle	2011	321,876	—	144,200	—	129,490	595,566
Senior Vice President	2010	262,588	47,412	82,978	—	109,008	501,986
of Sales and Merchandising

(1)	The 2010 amount for Kurt A. Schertle represents a retention bonus paid to offset the financial loss of Mr. Schertle in the sale of his prior residence in connection with his relocation to Pennsylvania. Mr. Schertle is required to reimburse such amount if he voluntarily leaves the employ of the Company for certain reasons on or before February 28, 2013.
(2)	Represents the amount earned under the annual non-equity incentive plan described in “Compensation Discussion and Analysis.” For Jonathan H. Weis in 2011, such amount includes $669,500 earned under the Vice Chairman Incentive Award Plan described in “Compensation Discussion and Analysis.” The payment of such $669,500 is deferred under the plan until after December 31, 2016. The plan provides that if prior to the end of the term, the officer’s employment is terminated without cause, the officer will be entitled to receive a payment based upon the date of the termination. Refer to the “Potential Payments upon Termination of Employment or Change in Control” for the Vice Chairman and Secretary, for step down of potential payments. For Mr. Hepfinger in 2011 and 2010, such amounts include $1,500,000 earned under the CEO Incentive Award Plan described in “Compensation Discussion and Analysis.” The payment of such $1,500,000 is deferred under the plan until after December 31, 2014. The plan provides that if prior to the end of the term, the officer’s employment is terminated without cause, the officer will be entitled to receive a payment based upon the date of the termination. Refer to the “Potential Payments upon Termination of Employment or Change in Control” for the President and Chief Executive Officer, for step down of potential payments.

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(3)	Represents the amount of the increase in the actuarial present value of Robert F. Weis’ accumulated benefits under the nonqualified deferred compensation agreement described under “Pension Benefits.”
(4)	“All Other Compensation” consists of contributions by the Company to the SERP, termination benefits reimbursement, supplemental bonus and perquisite costs where applicable. Except for the amounts specified within this footnote for the Named Officers, the amounts shown are for SERP contributions only, since perquisites do not exceed $10,000. Perquisites of $45,640, $38,694 and $18,951 are included in the amount for Robert F. Weis in 2011, 2010 and 2009, respectively, and consist of the cost for personal use of a Company car, the Company aircraft and $32,400 in 2011 and $27,025 in 2010 for tax filing assistance. Perquisites of $10,990 are included in the amount for Jonathan H. Weis in 2010 and consist of the cost for personal use of a Company car and the Company aircraft. Perquisites of $24,377, $21,611 and $23,936 are included in the amount for Mr. Hepfinger in 2011, 2010 and 2009, respectively, and consist of the cost for personal use of a Company car, the Company aircraft and tax and investment advisory services. A perquisite of $10,670 is also included in the amount for Mr. Hepfinger in 2011 related to the appropriate cost of a $1 million life insurance policy required by Mr. Hepfinger’s Employment Agreement. Mr. Hepfinger received $108,220 and $74,920 for a supplemental bonus earned in 2010 and 2009, respectively, which was paid in the following years. Mr. Hepfinger’s supplemental cash incentive was based upon the positive increase in per share price of the Company’s Common Stock in each fiscal year multiplied by the equivalent of 20,000 shares. In fiscal 2009, Mr. Hepfinger was also reimbursed $120,335 for costs related to the sale of real estate. For Mr. Schertle in 2011, total perquisites amounted to $101,902, which consisted of $1,902 for personal use of a Company car and a $100,000 special contribution to Mr. Schertle’s SERP account in fiscal 2011. In 2010, perquisites of $1,027 and $76,362, consisting of the cost for personal use of a Company car and reimbursement for relocation costs, respectively, are included in the amount for Mr. Schertle. The 2011 Company contribution amounts to the SERP were estimated for purposes of this table, and the 2010 and 2009 amounts were adjusted to actual. Additional information concerning deferrals of earned compensation by the Named Officers to the SERP and other plan details are described under “Nonqualified Deferred Compensation.”

Grants of Plan-Based Awards

The following table shows the grants of plan-based awards made to the Named Officers for fiscal 2011.

		Estimated Possible Payouts
		Under Non-Equity Incentive Plan Awards (1)
	Grant
Name	Date	Threshold ($)	Target ($)	Maximum ($)
Robert F. Weis	12/26/2010	115,281	768,542	999,104
Jonathan H. Weis	12/26/2010	80,145	534,300	694,590
David J. Hepfinger	12/26/2010	92,475	616,500	801,450
Scott F. Frost	12/26/2010	19,375	129,167	167,917
Kurt A. Schertle	12/26/2010	19,313	128,750	167,375

(1)	Represents the amounts which could have been earned by the Named Officers for fiscal 2011 for performance at the threshold, target and maximum levels under the non-equity incentive plan described in the “Compensation Discussion and Analysis.”

Pension Benefits

The following table provides information concerning the value of Robert F. Weis’ accumulated benefits under the Company’s nonqualified deferred compensation agreement.

		Number	Present	Payments
		of Years	Value of	During Last
		Credited	Accumulated	Fiscal Year
Name	Plan Name	Service	Benefit ($) (1)	($)
Robert F. Weis	Nonqualified Deferred Compensation Agreement	65	7,249,153	—

(1)	Although the participant is not eligible to receive a lump-sum payment, the pension benefit table is required to show a lump-sum present value based upon applicable interest rate and mortality assumptions.

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Nonqualified Deferred Compensation

The Company maintains a SERP for certain of its associates. The plan is designed to provide retirement benefits and salary deferral opportunities because of limitations imposed by the Internal Revenue Code and the Regulations implemented by the Internal Revenue Service. The plan is unfunded and accounted for on an accrual basis. Participants in the plan are excluded from participation in the qualified profit sharing and have limited participation in the Retirement Savings Plan. Based upon recommendation from the Compensation Committee, the Board annually determines the amount of the allocation to the plan.

The allocation among the various plan participants is made in relationship to their compensation, years of service and job performance. Plan participants are 100% vested in their accounts after six years of service with the Company. In accordance with the lump-sum or installment election made by the Named Officer prior to the deferral of compensation, benefits are distributed to the participant one year after the date of retirement, assuming the participant has reached normal retirement age. Substantial risk of benefit forfeiture does exist for participants in the plan. The present value of accumulated benefits is included under “Postretirement benefit obligations” in the Consolidated Balance Sheets within the 2011 Annual Report on Form 10-K.

Qualified Retirement Plans

Please refer to the “Retirement Plans” section of the “Compensation Discussion and Analysis.”

The following table provides information concerning deferrals by the Named Officers of their earned compensation under the Company’s SERP and qualified retirement plans.

		Executive	Company	Aggregate	Aggregate	2010	Aggregate
		Contributions	Contributions	Earnings	Withdrawals/	Proxy	Balance at
		in 2011	in 2011	in 2011	Distributions	Adjustments	12/31/2011
Name	Plan	($) (1)	($) (2)	($) (3)	($)	($) (4)	($)
Robert F. Weis	SERP	—	102,040	26,801	—	6	971,714
Robert F. Weis	Profit Sharing	—	—	(12,629)	114,973	—	1,102,606

Jonathan H. Weis	SERP	—	102,040	(15,272)	—	(19)	616,182
Jonathan H. Weis	Profit Sharing	—	—	(289)	—	—	13,562

David J. Hepfinger	SERP	38,531	104,490	(9,107)	—	31	639,004

Scott F. Frost	SERP	32,291	29,490	(4,797)	—	13	125,203
Scott F. Frost	Profit Sharing	—	—	(4,600)	—	—	72,386

Kurt A. Schertle	SERP	25,750	129,490	(4,813)	—	27	217,277

(1)	These amounts are reported in the “Summary Compensation Table” as “Salary.”
(2)	These amounts are reported in the “Summary Compensation Table” under “All Other Compensation.”
(3)	Earnings on deferred compensation under the Company’s SERP are not above market or preferential. Earnings from all plans are not included in the “Summary Compensation Table.”
(4)	These amounts represent adjustments to the aggregate earnings estimates made in the 2011 Proxy Statement.

Potential Payments upon Termination of Employment or Change in Control

The Company has entered into employment agreements with the Chairman, Vice Chairman and CEO. These agreements provide for certain benefits for involuntary termination of employment other than for cause, but do not contain a change in control provision.

Chairman of the Board. The Company has an agreement with its Chairman, Robert F. Weis, which provides that in the event his employment terminates for any reason, including but not limited to retirement, disability or death, the Company will continue to provide him and his spouse through December 31, 2023 with medical, dental, accident, disability and life insurance benefits substantially equivalent to those provided to employees. If Mr. Weis had terminated his employment as of December 31, 2011, the estimated cost to the Company of providing these benefits through the date specified in the agreement would have been $151,691.

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Vice Chairman and Secretary. On November 3, 2011, with retroactive effect to July 1, 2011, the Company entered into an Employment Agreement with Jonathan H. Weis, Vice Chairman. The Employment Agreement continues through December 31, 2016.

Mr. Weis’ Employment Agreement provides that if prior to the end of the term, the officer’s employment is terminated without cause or the officer terminates his employment for good reason, the officer will be entitled to receive (1) continuation of base salary payments through the end of the term at the rate then in effect and (2) an incentive bonus for the year of termination and any subsequent remaining year of the term equal to the highest incentive bonus received by the officer for any of the two years preceding termination. If prior to the end of the term the officer’s employment terminates due to death or disability, the officer (or his spouse or estate) is entitled to receive (1) continuation of base salary payments through the end of the term at 50% of the rate then in effect and (2) a prorated bonus for the year of termination only in the amount the Company in good faith determines the officer would have received had his employment continued. All salary continuation and incentive bonus payments would be made at the same time as if employment had continued.

Mr. Weis’ Vice Chairman Incentive Award Plan provides that if prior to the end of the term, the officer’s employment is terminated without cause, the officer will be entitled to receive a payment based upon the date of the termination, as follows:

If the Without Cause Termination occurs
on or between the following dates:	Amount to be Paid ($)

January 1, 2011 to December 31, 2011	1,000,000
January 1, 2012 to December 31, 2012	1,500,000
January 1, 2013 to December 31, 2013	2,000,000
January 1, 2014 to December 31, 2014	2,500,000
January 1, 2015 to December 31, 2015	3,000,000
January 1, 2016 to December 31, 2016	3,500,000

The amount will be paid in a lump sum cash payment within 2 ½ months from the end of the calendar year in which the termination occurs; provided, however, in the event an amount is conditioned upon a separation from service and not compensation the officer could receive without separating from service, then payment shall be made to the officer who is a “specified employee” under Section 409A of the Code on the first day following the six-month anniversary of the officer’s separation from service. Furthermore, the Vice Chairman Incentive Award Plan provides that if prior to the end of the term, the officer’s employment terminates due to death, the officer’s spouse or estate is entitled to receive $1,000,000, payable within sixty days of the date of death of the officer.

According to the terms of Mr. Weis’ Employment Agreement, the officer agrees (1) to at all times maintain the confidentiality of information pertaining to the Company’s business, and (2) until four years after termination of employment, not to (A) hire any Company employee or solicit or induce any employee, consultant, vendor or supplier of the Company to terminate or reduce its relationship with the Company or (B) except in the case of a termination by the Company without cause or by the officer for good reason, engage in any business which competes with the Company in the retail grocery business (or in any other business which accounted for more than 2% of the Company’s consolidated revenues) in any county in which the Company operates or any contiguous county. The Company’s obligations to make payments or provide benefits to the officer under the Employment Agreement would cease upon any violation of these covenants.

The following table shows the benefits Mr. Weis would have received under the Employment Agreement if his employment had terminated for the reasons specified as of December 31, 2011.

		Non-Equity	Vice Chairman
Executive Benefits	Salary	Incentive	Incentive
and Payments	Continuation	Compensation	Award
By Covered Circumstance	($) (1)	Plan ($) (2)	Plan ($)
Without Cause or Good Reason	3,347,500	2,873,204	1,000,000
Disability	1,673,750	582,387	—
Death	1,673,750	582,387	1,000,000

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(1)	Represents continuation of salary payments through the end of the Employment Agreement term at the rate of 100% in the case of a termination without cause or for good reason and 50% in the case of termination due to disability or death.
(2)	In the case of a termination without cause or for good reason, the amount represents the incentive bonus for 2012 through 2016 in an amount equal to the highest incentive bonus received for any of the two years preceding 2011 and the amount earned in 2011 and payable in 2012. In the case of disability or death, the amount shown is the incentive bonus earned in 2011 and payable in 2012.

President and Chief Executive Officer. On October 26, 2010, with retroactive effect to March 1, 2010, the Company entered into an Employment Agreement with David J. Hepfinger, CEO. The Employment Agreement has a three year term, expiring on February 28, 2013.

Mr. Hepfinger’s Employment Agreement provides that if prior to the end of the term, the officer’s employment is terminated without cause or the officer terminates his employment for good reason, the officer will be entitled to receive (1) continuation of base salary payments through the end of the term at the rate then in effect and (2) an incentive bonus for the year of termination and any subsequent remaining year of the term equal to the highest incentive bonus received by the officer for any of the two years preceding termination. If prior to the end of the term the officer’s employment terminates due to death or disability, the officer (or his spouse or estate) is entitled to receive (1) continuation of base salary payments through the end of the term at 50% of the rate then in effect and (2) a prorated bonus for the year of termination only in the amount the Company in good faith determines the officer would have received had his employment continued. All salary continuation and incentive bonus payments would be made at the same time as if employment had continued.

Mr. Hepfinger’s CEO Incentive Award Plan provides that if prior to the end of the term, the officer’s employment is terminated without cause, the officer will be entitled to receive a payment based upon the date of the termination, as follows:

If the Without Cause Termination occurs
on or between the following dates:	Amount to be Paid ($)

January 1, 2011 to December 31, 2011	1,000,000
January 1, 2012 to December 31, 2012	1,500,000
January 1, 2013 to December 31, 2013	2,000,000
January 1, 2014 to December 31, 2014	2,500,000

The amount will be paid in a lump sum cash payment within 2 ½ months from the end of the calendar year in which the termination occurs; provided, however, in the event an amount is conditioned upon a separation from service and not compensation the officer could receive without separating from service, then payment shall be made to the officer who is a “specified employee” under Section 409A of the Code on the first day following the six-month anniversary of the officer’s separation from service. Furthermore, the CEO Incentive Award Plan provides that if prior to the end of the term, the officer’s employment terminates due to death, the officer’s spouse or estate is entitled to receive $1,000,000, payable within sixty days of the date of death of the officer.

According to the terms of Mr. Hepfinger’s Employment Agreement, the officer agrees (1) to at all times maintain the confidentiality of information pertaining to the Company’s business, and (2) until four years after termination of employment, not to (A) hire any Company employee or solicit or induce any employee, consultant, vendor or supplier of the Company to terminate or reduce its relationship with the Company or (B) except in the case of a termination by the Company without cause or by the officer for good reason, engage in any business which competes with the Company in the retail grocery business (or in any other business which accounted for more than 2% of the Company’s consolidated revenues) in any county in which the Company operates or any contiguous county. The Company’s obligations to make payments or provide benefits to the officer under the Employment Agreement would cease upon any violation of these covenants.

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The following table shows the benefits Mr. Hepfinger would have received under the Employment Agreement if his employment had terminated for the reasons specified as of December 31, 2011.

		Non-Equity	CEO
Executive Benefits	Salary	Incentive	Incentive
and Payments	Continuation	Compensation	Award
By Covered Circumstance	($) (1)	Plan ($) (2)	Plan ($)
Without Cause or Good Reason	901,250	1,763,947	1,000,000
Disability	450,625	690,480	—
Death	450,625	690,480	1,000,000

(1)	Represents continuation of salary payments through the end of the Employment Agreement term at the rate of 100% in the case of a termination without cause or for good reason and 50% in the case of termination due to disability or death.
(2)	In the case of a termination without cause or for good reason, the amount represents the incentive bonus for 2012 through 2013 in an amount equal to the highest incentive bonus received for any of the two years preceding 2011 and the amount earned in 2011 and payable in 2012. In the case of disability or death, the amount shown is the incentive bonus earned in 2011 and payable in 2012.

OTHER INFORMATION CONCERNING THE BOARD OF DIRECTORS

Compensation of Directors

The following table shows the compensation earned by the Company’s non-management independent directors for services during fiscal 2011.

DIRECTOR COMPENSATION

	Fees Earned or
Name	Paid in Cash ($)	Total ($)
Richard E. Shulman (1)	11,500	11,500
Gerrald B. Silverman	40,000	40,000
Steven C. Smith	44,500	44,500
Glenn D. Steele Jr.	40,000	40,000

(1)	Director Shulman ceased service as a director in April 2011.

Directors who are not officers of the Company or any of its subsidiaries receive an annual retainer of $40,000 paid in quarterly installments during the year. The Chairman of the Audit Committee receives an additional $6,000 annual retainer fee paid in quarterly installments during the year.

In addition, each non-management independent director is entitled to reimbursement for out-of-pocket expenses to attend meetings. There is no additional remuneration for services rendered by directors serving on committees or for participation in the non-management independent director meetings.

Compensation Committee Interlocks and Insider Participation

Directors Shulman, Silverman, Smith and Steele were not officers or employees of the Company, nor have they had any relationship with the Company requiring disclosure under the SEC regulations. Jonathan H. Weis is a director, employee and officer of the Company and is not considered independent by NYSE listing standards. None of the Company’s Named Officers have served on the board of directors or compensation committee of any other entity, which has or had one or more executive officers who served as a member of the Company’s Board or Compensation Committee during fiscal 2011.

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Review and Approval of Related Party Transactions

The Company has adopted written “Conflicts of Interest” policies in its Code of Business Conduct and Ethics and in its Code of Ethics for CEO and CFO. According to these policies, a conflict of interest occurs when an individual’s private interest interferes, or appears to interfere, in any way with the interests of the Company. In other words, a conflict situation can arise when an employee takes actions or has interests that may make it difficult to perform his work effectively. Conflicts of interest also arise when an employee, officer or director, or a member of his family, receives improper personal benefits as a result of his position in the Company. Loans to or guarantees of obligations of such persons are likely to pose conflicts of interest, as are transactions of any kind between the Company and any other organization in which such person or any member of their family have an interest.

Under these policies, activities that could give rise to conflicts of interest are prohibited unless specifically approved in advance by the Audit Committee. Because it is not always easy to determine whether a conflict of interest exists, any potential conflicts of interest must be reported immediately to the Executive Committee of the Board. If a member of the Executive Committee of the Board is informed of any potential conflict of interest he must report it immediately to the Audit Committee. The Audit Committee Charter specifically grants the Audit Committee the authority to review and approve all related party transactions. These policies cover all Company officers, directors (or nominee), 5%-or-greater shareholders and immediate family member of these persons. All of the related party transactions reported under “Review and Approval of Related Party Transactions” were reviewed and approved by the Audit Committee in accordance with the Company’s Code of Business Conduct and Ethics, the Code of Ethics for CEO and CFO, the Audit Committee Charter and the Company’s Related Party Transaction policy.

The Company’s Related Party Transaction policy includes the standards included in Section 404(b) of Regulation S-K as well as any other applicable standards under the NYSE rules and regulations. The Related Party Transaction policy provides for pre-approval of certain transactions involving the Company’s directors, executives, nominees, beneficial owners of more than 5% of the Company’s voting securities and their family members, or an entity in which any of the foregoing persons has more than a 5% beneficial ownership. The policies define “family member” to mean a child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, sister-in-law, or any other person living with the individual (except tenants and employees).

The policy defines “Related Person Transactions” as a transaction, arrangement or relationship (or series of transactions, arrangements or relationships) since the beginning of the Company’s last fiscal year in which the Company (including its subsidiaries) was, or is a participant and the amount exceeded $120,000, and in which any Related Person had, has or will have a direct or indirect material interest (other than solely as the result of being a director or a less than 10% beneficial owner of another entity).

Certain transactions are deemed to be pre-approved even if the amount exceeds $120,000:

•	transactions in the ordinary course of business involving payment of no more than $1,000,000 or 2% of the Company’s annual consolidated gross revenues to another company at which the related person is an employee, director or beneficial owner of less than 10% of Common Stock;
•	certain charitable contributions that do not exceed $250,000 (or 5% of the charitable organizations annual consolidated gross revenues) to an organization in which the related person is an employee or director;
•	transactions where the related interest arises solely from the ownership of Weis Markets, Inc. Common Stock and all holders of the common stock receive the same benefits on a pro rata basis;
•	compensation to an executive officer or director which has to be reported in the proxy statement or compensation to an executive officer which is not an immediate family member of a related person or the compensation committee; and
•	any transaction involving a Related Person where the rates or charges involved are determined by competitive bids; rendering of services as a common or contract carrier, or public utility, at rates or charges fixed in conformity with law or governmental authority; or involving services as a bank depository of funds, transfer agent, registrar, trustee under a trust indenture or similar services.

Transactions that are not pre-approved must be presented to the Audit Committee for approval. If the related person transaction is on-going, the Committee may establish guidelines for management for the relationship which must be reassessed on an annual basis. Transactions will be approved if they are in the best interest of the Company and its shareholders.

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No Director will participate in the discussion or approval of a transaction for which he or a family member is a related party, other than to provide material information.

All related person transactions will be disclosed in the Company’s applicable filings as required by applicable laws.

Central Properties, Inc. ("Central Properties") owned the land under a Company store and an adjacent parking lot in Lebanon, Pennsylvania. The Company leased these properties from Central Properties for $37,020.78 through July 2011 and purchased the property for $444,928 in fiscal 2011. The shareholders of Central Properties include Directors Jonathan H. Weis and Robert F. Weis.

Shareholder or Interested Parties Communications

Weis Markets, Inc. shareholders or interested parties may communicate with the Board by sending a letter to: Weis Markets, Inc. Board of Directors, c/o Corporate Secretary, 1000 South Second Street, Sunbury, PA 17801-0471. The Board has instructed the Secretary to review all communications received, and to exercise his discretion not to forward to the Board correspondence that is inappropriate such as business solicitations, frivolous communications and advertising, routine business matters (i.e. business inquiries, complaints or suggestions) and personal grievances. However, any director may at any time request the Secretary to forward any and all communications received by the Secretary but not forwarded to the directors.

Shareholders or interested parties wishing to communicate directly with the non-management independent directors as a group may do so by sending a letter to Weis Markets, Inc., c/o Non-Management Independent Directors, 1000 South Second Street, Sunbury, PA 17801-0471 or via their email address at nonmanagement@weismarkets.com.

Shareholders or interested parties who have concerns regarding accounting, improper use of Company assets, or ethical improprieties may report these concerns to the Audit Committee by sending a letter to Weis Markets, Inc., c/o Audit Committee Chairman, 1000 South Second Street, Sunbury, PA 17801-0471 or via its email address at audit@weismarkets.com.

Submissions to the non-management independent directors or the Audit Committee will remain confidential and can be made anonymously without fear of reprisal.

AUDIT COMMITTEE REPORT

The Audit Committee oversees the Company’s financial reporting process on behalf of the Board. Management has the primary responsibility for the financial statements and the reporting process including the systems of internal controls. Management represented to the Audit Committee the Company’s consolidated financial statements were prepared in conformity with accounting principles generally accepted in the United States and the SEC disclosure requirements. In fulfilling its oversight responsibilities, the Audit Committee reviewed the audited financial statements in the 2011 Annual Report on Form 10-K with management including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

The Audit Committee reviewed with the independent auditors, who are responsible for expressing an opinion on the conformity of those audited financial statements with accounting principles generally accepted in the United States, their judgments as to the quality, not just the acceptability, of the Company’s accounting principles and such other matters as are required to be discussed with the Committee in accordance with the standards of the Public Company Accounting Oversight Board (United States). The Audit Committee has received from the independent auditors written disclosures pursuant to Statement on Auditing Standards No. 61, Communication with Audit Committees, and has discussed those matters with the independent auditors. The Audit Committee has also received the written disclosure and the letter from the independent auditors required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent auditors’ communications with the Audit Committee concerning independence, and has discussed with the independent auditors their independence.

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The Audit Committee discussed with the Company’s Chief Internal Auditor and the independent auditors the overall scope and plans for their respective audits. The Audit Committee meets with the Chief Internal Auditor and the independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls and the overall quality of the Company’s financial reporting. In performance of its oversight function, the Audit Committee also monitored Company management’s compliance with the Sarbanes-Oxley Act of 2002 by discussing with management, the Chief Internal Auditor and the independent auditors management’s assessment of the effectiveness of the Company’s internal control over financial reporting as of December 31, 2011.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board (and the Board has approved) that the audited financial statements be included in the 2011 Annual Report on Form 10-K for filing with the SEC. The Audit Committee recommended to the Board, the appointment of Grant Thornton LLP as the Company’s independent auditors for fiscal 2012, subject to shareholder ratification.

Steven C. Smith, Committee Chairman
Gerrald B. Silverman
Glenn D. Steele Jr.

STOCK OWNERSHIP

Under regulations of the SEC, a person is considered the “beneficial owner” of a security if the person has or shares with others the power to vote the security (voting power), the power to dispose of the security (investment power) or the ability to acquire the security within 60 days. In the tables below, “beneficial ownership” of the Company’s Common Stock is determined in accordance with these regulations and does not necessarily indicate that the person listed as a “beneficial owner” has an economic interest in the shares indicated as “beneficially owned.”

Beneficial Ownership of Directors and Management

The following table sets forth information regarding the amount and nature of beneficial ownership of the Company’s Common Stock as of March 2, 2012 by each director, each nominee, each Named Officer listed in the “Summary Compensation Table,” and for all executive officers and directors as a group. Except as otherwise indicated in the footnotes to the table, each person named or a member of the group has sole voting and investment power with respect to the shares listed. No shares have been pledged as security by the directors or Named Officers.

Name of	Amount and Nature		Percent
Directors and	of Beneficial		of
Management	Ownership		Class (1)
Robert F. Weis	12,622,216	(2)	46.9
Jonathan H. Weis	110,585		*
David J. Hepfinger	7,913		*
Scott F. Frost	419		*
Kurt A. Schertle	—		*
Harold G. Graber	1,611		*
Gerrald B. Silverman	—		*
Steven C. Smith	215		*
Glenn D. Steele Jr.	—		*
All executive officers and directors, as a group (10 persons)	12,742,959		47.4

*	Owns less than 1% of class.
(1)	Based on 26,898,443 shares outstanding on March 2, 2012.
(2)	Robert F. Weis has sole voting and dispositive power as to all 12,622,216 shares listed. This amount includes 6,649,087 shares held in trust under the Will of Harry Weis, with Mellon Bank, N.A. and Robert F. Weis as co-trustees.

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5% Beneficial Owners

The following table sets forth information about shareholders who are known by the Company to be the beneficial owners of more than 5% of its Common Stock, which is its only class of voting securities, on March 2, 2012. Information contained in the table and footnotes below was derived from filings made with the SEC by the beneficial owners.

Name and Address	Amount and Nature		Percent
of	of Beneficial		of
5% Beneficial Owner	Ownership		Class (1)
Robert F. Weis	12,622,216	(2)(4)	46.9
c/o Weis Markets, Inc.
1000 South Second Street
Sunbury, PA 17801

Ellen W. P. Wasserman	1,746,424	(3)(4)	6.5
c/o Weis Markets, Inc.
1000 South Second Street
Sunbury, PA 17801

EKTJ Management LLC	1,400,000	(5)	5.2
c/o George Cox
4 North Park Drive
Suite 121
Hunt Valley, MD 21030

(1)	Based on 26,898,443 shares outstanding on March 2, 2012.
(2)	Robert F. Weis has sole voting and dispositive power as to all 12,622,216 shares listed. This amount includes 6,649,087 shares held in trust under the Will of Harry Weis, with Mellon Bank, N.A. and Robert F. Weis as co-trustees.
(3)	Ellen W. P. Wasserman has sole voting and investment power as to all 1,746,424 shares listed.
(4)	Robert F. Weis and Ellen W. P. Wasserman have agreed to act together for the purpose of voting their shares of Common Stock and thus constitute a group holding voting power over the sum of the shares listed for each of them individually in the table.
(5)	EKTJ Management LLC has sole voting and dispositive power as to all 1,400,000 shares listed. The Class A members of EKTJ Management LLC have the exclusive authority to manage and control the business and affairs of EKTJ Management LLC. The three Class A Members, Kathryn J. Zox, Thomas H. Platz and James A. Platz, are the children of Ellen W. P. Wasserman.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires that directors and officers of the Company and beneficial owners of more than 10% of its Common Stock file reports with the SEC with respect to changes in their beneficial ownership of equity securities of the Company. Based solely upon a review of the copies of such reports furnished to the Company and written representations by certain persons that reports on Form 5 were not required, the Company believes that its directors, officers and greater-than-10% beneficial owners complied with all applicable 2011 Section 16(a) filing requirements.

22

PROPOSAL NO. 2

RATIFICATION OF APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Grant Thornton LLP has served as the independent auditors for the Company since 2004. The Audit Committee appointed Grant Thornton LLP as the independent auditors of the Company with respect to its operations for fiscal 2012, subject to ratification by the holders of Common Stock of the Company. The Board and its Audit Committee recommend that shareholders approve the selection of Grant Thornton LLP as the Company’s independent auditors by voting “FOR” proposal number two. If the shareholders do not approve the ratification of Grant Thornton LLP, the selection of such firm as independent auditors for the Company will be reconsidered by the Audit Committee. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent auditor at any time during the year if it determines that such a change would be in the best interests of the Company and its shareholders.

Representatives of Grant Thornton LLP will be present at the Annual Meeting with the opportunity to make a statement, if they so desire, and to be available to respond to appropriate questions.

According to its Charter, the Audit Committee, comprised of independent members of the Board, is responsible for approving all audit engagement fees, terms and non-audit engagements with the independent auditors on behalf of the Company. The Audit Committee considered the possible effect of non-audit services on the auditors’ independence and approved the type of non-audit services that were rendered. The Company has not adopted a written policy for Audit Committee pre-approval of audit services and non-audit services performed by the independent auditors. In fiscal 2011, all audit and tax fees associated with the independent auditors’ services were approved by the Audit Committee.

The following table sets forth Grant Thornton LLP fees billed to the Company for professional services related to fiscal 2011 and 2010:

	2011	2010
Services Provided	($)	($)
Audit (1)	521,200	516,782
Tax (2)	25,500	535,000
Tax Out of Pocket Expenses	—	14,574
Internal Audit Review (3)	36,097	—
Total	582,797	1,066,356

(1)	Represents the fees charged to the Company by Grant Thornton LLP for professional services provided in conjunction with the audit of the Company’s 2011 and 2010 financial statements, review of the Company’s quarterly financial statements and attestation services normally provided in connection with statutory and regulatory filings and engagements.
(2)	Represents the fees charged to the Company by Grant Thornton LLP for services performed in connection with tax services other than those directly related to the audit of the income tax accrual, as part of the audit of the Company’s financial statements. These tax services and related fees were approved by the Audit Committee after determination by the Audit Committee that such services would not compromise the independence of the auditors.
(3)	Represents the fees charged to the Company by Grant Thornton LLP for services performed in connection with a review of the Company’s internal audit department other than those directly related to the audit of the Company’s financial statements. These services were approved by the Audit Committee after determination by the Audit Committee that such services would not compromise the independence of the auditors.

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OTHER MATTERS

As of the date of this Proxy Statement, the Board is not informed of any matters, other than those stated above, that may be brought before the meeting. The persons named in the enclosed form of proxy or their substitutes will vote with respect to any other matters brought before the Annual Meeting in accordance with their best judgment.

ANNUAL REPORT ON FORM 10-K

The Company will provide, without charge, on written request from security holders, copies of the Company’s Annual Report on Form 10-K. Written requests should be sent to the Corporate Secretary at the Company’s address set forth in “Shareholder or Interested Parties Communications,” by telephoning 1-866-999-WEIS (9347), or via email at financial_reports@weismarkets.com. The 2011 Annual Report on Form 10-K is also available for viewing or printing from the Company’s website at http://www.weismarkets.com/financial.html.

SHAREHOLDERS’ PROPOSALS FOR NEXT ANNUAL MEETING

The Company’s by-laws require that any shareholder intending to present a proposal for action at an Annual Meeting must give written notice of the proposal, containing specified information, so that it is received by the Company not later than the notice deadline under the by-laws. This notice deadline will not be less than 120 calendar days before the date of the Company’s Proxy Statement released to shareholders in connection with the previous year’s Annual Meeting, or November 15, 2012 for the Company’s Annual Meeting in 2013.

The by-law described above does not affect the right of a shareholder to request inclusion of a shareholder proposal in the Company’s Proxy Statement pursuant to SEC Rule 14a-8 or to present for action at an Annual Meeting any proposal so included. Rule 14a-8 requires that written notice of a shareholder proposal requested to be included in the Company’s proxy materials pursuant to the Rule must also be received by the Company not less than 120 calendar days before the date of the Company’s Proxy Statement released to shareholders in connection with the previous year’s Annual Meeting. For the Company’s Annual Meeting in 2013, this deadline would also be November 15, 2012.

The notices of shareholder proposals described under this caption must be given to the Corporate Secretary at the Company’s address set forth in “Shareholder or Interested Parties Communications.” A copy of the by-law provision described above will be furnished to any shareholder upon written request to the Secretary at the same address.

EXPENSES OF SOLICITATION

All expenses related to the solicitation of the proxies by the Board will be paid by the Company. If proxies are not promptly received, officers, directors and regular employees of the Company may solicit proxies personally by telephone or otherwise, for which they will not receive additional compensation. The Company may reimburse charges of banks, brokers, other custodians, nominees and fiduciaries to send proxy material to the beneficial owners and to secure their voting instructions, if necessary. It is estimated that such costs will be nominal.

By Order of the Board of Directors,

Jonathan H. Weis
Secretary

Dated: March 15, 2012

24

WEIS MARKETS, INC.

To Be Held On:

April 26, 2012 at 10:00 a.m.

1000 South Second Street, Sunbury, Pennsylvania 17801

COMPANY NUMBER	
ACCOUNT NUMBER	
CONTROL NUMBER	

This communication presents only an overview of the more complete proxy materials that are available to you on the Internet. We encourage you to access and review all of the important information contained in the proxy materials before voting.

If you want to receive a paper or e-mail copy of the proxy materials, you must request one. There is no charge to you for requesting a copy. To facilitate timely delivery, please make the request as instructed below before 04/11/12.

Please visit http://www.weismarkets.com/financial.html, where the following materials are available for view:

- Notice of Annual Meeting of Shareholders
- Proxy Statement
- Form of Electronic Proxy Card
- Annual Report on Form 10-K

TO REQUEST MATERIAL: TELEPHONE: 1-866-999-WEIS (9347)
E-MAIL: financial_reports@weismarkets.com
WEBSITE: http://www.weismarkets.com/financial.html

TO VOTE: **ONLINE:** To access your online proxy card, please visit www.voteproxy.com and follow the on-screen instructions. You may enter your voting instructions at www.voteproxy.com up until 11:59 PM Eastern Daylight Time the day before the meeting.

- OR -

IN PERSON: You may vote your shares in person by attending the Annual Meeting.

- OR -

TELEPHONE: To vote by telephone, please visit **http://www.weismarkets.com/financial.html**, to view the materials and to obtain the toll free number to call.

- OR -

MAIL: You may request a proxy card by following the instructions above.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" ALL NOMINEES FOR DIRECTOR.

1. Election of Directors:

NOMINEES:
Robert F. Weis
Jonathan H. Weis
David J. Hepfinger
Harold G. Graber
Gerrald B. Silverman
Glenn D. Steele, Jr.

Please note that you cannot use this notice to vote by mail.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" PROPOSAL 2.

2. Proposal to ratify the appointment of Grant Thornton LLP as the independent registered public accounting firm of the corporation.

ANNUAL MEETING OF SHAREHOLDERS OF

WEIS MARKETS, INC.

April 26, 2012

PROXY VOTING INSTRUCTIONS

INTERNET - Access **www.voteproxy.com** and follow the on-screen instructions. Have your proxy card available when you access the web page, and use the Company Number and Account Number shown on your proxy card.

TELEPHONE - Call toll-free **1-800-PROXIES** (1-800-776-9437) in the United States or **1-718-921-8500** from foreign countries from any touch-tone telephone and follow the instructions. Have your proxy card available when you call and use the Company Number and Account Number shown on your proxy card.

Vote online/phone until 11:59 PM EDT the day before the meeting.

MAIL - Sign, date and mail your proxy card in the envelope provided as soon as possible.

IN PERSON - You may vote your shares in person by attending the Annual Meeting.

COMPANY NUMBER	
ACCOUNT NUMBER	

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL: The Notice of Annual Meeting of Shareholders, proxy statement and proxy card are available at **http://www.weismarkets.com/financial.html**

Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet.

20603000000000000000 9 042612

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" ALL NOMINEES FOR DIRECTOR.

1. Election of Directors:

☐ FOR ALL NOMINEES

☐ WITHHOLD AUTHORITY FOR ALL NOMINEES

☐ FOR ALL EXCEPT (See instructions below)

NOMINEES:
- ○ Robert F. Weis
- ○ Jonathan H. Weis
- ○ David J. Hepfinger
- ○ Harold G. Graber
- ○ Gerrald B. Silverman
- ○ Glenn D. Steele, Jr.

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark **"FOR ALL EXCEPT"** and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" PROPOSAL 2.

	FOR	AGAINST	ABSTAIN
2. Proposal to ratify the appointment of Grant Thornton LLP as the independent registered public accounting firm of the corporation.	☐	☐	☐

Signature of Shareholder ______ Date: ______ Signature of Shareholder ______ Date: ______

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

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WEIS MARKETS, INC.

1000 South Second Street
Sunbury, Pennsylvania 17801

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

As an alternative to completing this form, you may enter your voting instructions by telephone at 1-800-PROXIES, or via the Internet at www.voteproxy.com and follow the on-screen instructions. Use the Company Number and Account Number shown on your proxy card.

The undersigned hereby appoints Robert F. Weis and Jonathan H. Weis, and each of them, with the power of substitution, the proxies, to vote as designated on the reverse side, all the shares which the undersigned held on record March 2, 2012, at the Annual Meeting of Shareholders at the corporate office located at 1000 South Second Street, Sunbury, Pennsylvania 17801, at 10:00 a.m. Eastern Daylight Time on April 26, 2012 and any adjournment thereof.

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or any postponement or adjournment thereof.

The shares represented by this proxy, duly executed, will be voted. In the event instructions are given in the spaces provided, they will be voted in accordance therewith; if no direction is made, this proxy will be voted FOR all the nominees listed and FOR proposal 2. If necessary, cumulative voting rights will be exercised to secure the election of as many as possible of the Board of Directors' nominees.

(Continued and to be signed on the reverse side.)

14475

ANNUAL MEETING OF SHAREHOLDERS OF

WEIS MARKETS, INC.

April 26, 2012

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:
The Notice of Annual Meeting of Shareholders, proxy statement and proxy card are available at **http://www.weismarkets.com/financial.html**

Please sign, date and mail your proxy card in the envelope provided as soon as possible.

↓ Please detach along perforated line and mail in the envelope provided. ↓

20603000000000000000 9 042612

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" ALL NOMINEES FOR DIRECTOR.

1. Election of Directors:

☐ **FOR ALL NOMINEES**

☐ **WITHHOLD AUTHORITY FOR ALL NOMINEES**

☐ **FOR ALL EXCEPT** (See instructions below)

NOMINEES:
- ○ Robert F. Weis
- ○ Jonathan H. Weis
- ○ David J. Hepfinger
- ○ Harold G. Graber
- ○ Gerrald B. Silverman
- ○ Glenn D. Steele, Jr.

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark **"FOR ALL EXCEPT"** and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" PROPOSAL 2.

	FOR	AGAINST	ABSTAIN
2. Proposal to ratify the appointment of Grant Thornton LLP as the independent registered public accounting firm of the corporation.	☐	☐	☐

Signature of Shareholder ____________ Date: ______ Signature of Shareholder ____________ Date: ______

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.